Exhibit 3.1

SUNOPTA INC.

BY-LAW NUMBER 15

A by-law relating generally to the nomination of individuals for election as directors of SunOpta Inc. (the "Corporation").

BE IT ENACTED AND IT IS HEREBY ENACTED as a by-law of the Corporation as follows:

INTRODUCTION

1.

The purpose of this Advance Notice By-Law (the "By-Law") is to establish the conditions and framework under which holders of record of common shares of the Corporation may exercise their right to submit director nominations by fixing a deadline by which such nominations must be submitted by a shareholder to the Corporation prior to any annual or special meeting of shareholders, including, without limitation, setting forth the information that a shareholder must include in the notice to the Corporation for such notice to be in proper written form.

NOMINATIONS OF DIRECTORS

2.

Subject to the applicable provisions of the Act (as defined below) and the articles of the Corporation, only individuals who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of individuals for election to the board of directors of the Corporation (the "Board") may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

(a)	by or at the direction of the Board, including pursuant to a notice of meeting;

(b)

by or at the direction or request of one or more shareholders pursuant to a "proposal" made in accordance with the applicable provisions of the Act, or a requisition of a shareholders' meeting by one or more shareholders made in accordance with the applicable provisions of the Act; or

(c)	by any person (a "Nominating Shareholder") who:

(A)

at the close of business on the date of the giving by the Nominating Shareholder of the notice provided for below in this By-Law, and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more common shares carrying the right to vote at such meeting or beneficially owns common shares that are entitled to be voted at such meeting; and

(B)	complies with the notice procedures set forth below in this By- Law.

3.

In addition to any other applicable requirements, for a nomination to be validly made by a Nominating Shareholder, the Nominating Shareholder must have given notice thereof that is both timely (in accordance with paragraph 4 below) and in proper written form (in accordance with paragraph 5 below) to the Secretary of the Corporation at the executive office of the Corporation.

4.	To be timely, a Nominating Shareholder's notice to the Secretary of the Corporation must be made:

(a)

in the case of an annual meeting of shareholders (including an annual and special meeting), not less than thirty (30) days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than fifty (50) days after the date (the "Notice Date") on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(b)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

5.	To be in proper written form, a Nominating Shareholder's notice to the Secretary of the Corporation must be in writing and must set forth:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (each, a "Proposed Nominee"):

(A)	the name, age, business address and residential address of the Proposed Nominee;

(B)	the principal occupation or employment of the Proposed Nominee for the past five years;

(C)	the status of such Proposed Nominee as a "resident Canadian" (as such term is defined in the Act);

(D)

each class or series and number of securities in the capital of the Corporation which are, directly or indirectly, owned beneficially or of record by, or under the control or direction of, the Proposed Nominee and his or her Representatives (as defined below) as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice, and the principal amount and the date(s) on which such securities were acquired;

(E)

full particulars regarding any contract, agreement, arrangement, understanding or relationship (collectively, "Arrangements"), including without limitation financial, compensation and indemnity related Arrangements, between the Proposed Nominee or any of his or her Representatives and any Nominating Shareholder or any of its Representatives;

(F)

whether the Proposed Nominee is party to any existing or proposed Arrangement with any competitor of the Corporation (or any of the Corporation's affiliates) or any other third party which may give rise to a real or perceived conflict of interest between the interests of the Corporation or any of the Corporation's affiliates and the interests of the Proposed Nominee; and

(G)

any other information relating to the Proposed Nominee or his or her associates or affiliates that would be required to be disclosed in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below), provided that any such additional information, if requested or received, shall be made publicly available to shareholders of the Corporation.

(b)	as to each Nominating Shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made:

(A)

each class or series and number of securities in the capital of the Corporation which are, directly or indirectly, owned beneficially or of record by, or under the control or direction of, such person and its Representatives as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice, and the principal amount; and

(B)

any information relating to such person or any of its Representatives that would be required to be disclosed in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws, provided that any such additional information, if requested or received, shall be made publicly available to shareholders of the Corporation.

6.

Unless otherwise specified in this By-Law, all information to be provided in a timely notice pursuant to paragraph 5 above shall be provided as of the date of such notice. If requested by the Corporation, the Nominating Shareholder shall update such information forthwith so that it is true and correct in all material respects as of the record date for the meeting of the shareholder to which such notice relates.

7.

For the avoidance of doubt, the procedures set forth in this By-Law shall be the exclusive means for any person to bring nominations for election to the Board before any annual or special meeting of shareholders of the Corporation. No individual shall be eligible for election as a director of the Corporation unless such person has been nominated in accordance with the provisions of this By-Law; provided, however, that nothing in this By-Law shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which such shareholder would have been entitled to submit a proposal pursuant to the provisions of the Act.

8.

Notwithstanding any other provision of this By-Law or any other by-law of the Corporation, any notice or other document or information required to be given to the Secretary of the Corporation pursuant to this By-Law may only be given by personal delivery, facsimile transmission or by e-mail (at such e-mail address as may be stipulated from time to time by the Secretary of the Corporation for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Secretary at the address of the principal executive office of the Corporation, e-mailed (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day in the Province of Ontario or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day in the Province of Ontario.

9.	Notwithstanding any of the foregoing, the Board may, in its sole discretion, waive all or any of the requirements of this By-Law.

10.

The chair of the meeting shall have the duty and the power to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such provisions, to declare that such defective nomination shall be disregarded.

EFFECTIVE DATE

11.

This By-Law was approved and adopted by the Board on November 10, 2015 (the "Effective Date") and is and shall be effective and in full force and effect in accordance with its terms and conditions from and after such date. Notwithstanding the foregoing, if this By-Law is not approved by ordinary resolution of the shareholders of the Corporation present in person or voting by proxy at the next meeting of those shareholders validly held following the Effective Date, then this By-Law shall terminate and be void and of no further force and effect following the termination of such meeting of shareholders.

GOVERNING LAW

12.	This By-Law shall be interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

DEFINED TERMS

13.	For purposes of this By-Law:

(a)

"Act" means the Canada Business Corporations Act and the regulations thereunder, as from time to time amended, and every statute that may be substituted therefor and, in the case of such amendment or substitution, any reference in this By-Law shall be read as referring to the amended or substituted provisions therefor;

(b)

"Applicable Securities Laws" means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada;

(c)

"public announcement" means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and

(d)

"Representatives" of a person means the affiliates and associates of such person, all persons acting jointly or in concert with such person or any of the foregoing, and the affiliates and associates of any of such persons acting jointly or in concert, and "Representative" means any one of them.

PASSED by the directors of the Corporation on November 10, 2015.

CONFIRMED by the shareholders of the Corporation on [ ].